Exhibit 12.1

TOPS HOLDING CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for Fiscal 2011, Fiscal 2010, Fiscal 2009, Fiscal 2008, the Fiscal 2007 Successor Period and the Fiscal 2007 Predecessor Period (dollars in thousands, except ratio data).

						Tops Markets, LLC
	Fiscal 2011 (52 weeks) (1)	Fiscal 2010 (52 weeks) (1)	Fiscal 2009 (53 weeks)	Fiscal 2008 (52 weeks)	Fiscal 2007 Successor Period (4 weeks)	Fiscal 2007 Predecessor Period (48 weeks) (2)
Earnings:
Pre-tax income (loss)	$7,127	$(35,958)	$(20,308)	$(17,160)	$1,979	$(54,777)
Plus:
Fixed charges	69,792	69,393	50,838	48,285	3,202	50,781
Amortization of capitalized interest	189	269	269	175	13	29
Less:
Interest capitalized		—	—	507	—	—

Total available earnings	$77,108	$33,704	$30,799	$30,793	$5,194	$(3,967)
Fixed charges:
Interest expensed	$58,326	$58,316	$42,970	$40,503	$2,763	$46,883
Interest capitalized	—	—	—	507	—	—
Amortization of discounts/ capitalized costs	3,150	2,728	1,466	1,401	76	4
Interest in rental expenses	8,316	8,349	6,402	5,874	363	3,894

Total fixed charges:	$69,792	$69,393	$50,838	$48,285	$3,202	50,781
Deficiency		$(35,689)	$(20,039)	$(17,492)		$(54,748)
Ratio of earnings to fixed charges	1.10	(A )	(B )	(C )	1.62	(D )

(A)	Due to the Company’s loss in Fiscal 2010, the ratio coverage was less than 1:1. The Company must generate additional earnings of $35,689 to achieve a coverage ratio of 1:1.
(B)	Due to the Company’s loss in Fiscal 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $20,039 to achieve a coverage ratio of 1:1.
(C)	Due to the Company’s loss in Fiscal 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $17,492 to achieve a coverage ratio of 1:1.
(D)	Due to the Company’s loss in the Fiscal 2007 Predecessor Period, the ratio coverage was less than 1:1. The Company must generate additional earnings of $54,748 to achieve a coverage ratio of 1:1.
(1)	Fiscal 2011 and Fiscal 2010 includes the operating results of the acquired Penn Traffic supermarkets following the January 29, 2010 Acquisition.
(2)	The operating results during these periods represent those of Tops Markets, LLC under the ownership of Koninklijke Ahold N.V.